UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 10, 2006 (October 9, 2006)

Psychiatric Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20488	23-2491707
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067
(Address of Principal Executive Offices)
(615) 312-5700
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
     On October 9, 2006, Psychiatric Solutions, Inc. (the “Company”) sent a letter to FHC Health Systems, Inc., a Virginia corporation (“FHC”), notifying it of the termination of the Stock Purchase Agreement (the “Agreement”), dated as of May 26, 2006, between the Company and FHC. On October 10, 2006, the Company issued a press release announcing its termination of the Agreement. A copy of the press release is attached hereto as Exhibit 99 and is incorporated herein by reference.
     The Agreement provided that the Company would acquire all of the outstanding capital stock of Alternative Behavioral Services, Inc. (“ABS”), headquartered in Norfolk, Virginia, from FHC for a cash purchase price of $250 million. ABS owns and operates through its subsidiaries nine inpatient psychiatric facilities with approximately 1,050 beds.
     The Company decided to terminate the Agreement as a result of the individual and cumulative effects of certain significant issues and changes that have a material adverse effect on ABS’s operations and financial results. The Company does not expect to incur any early termination penalties resulting from its termination of the Agreement.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
          99           Press Release of Psychiatric Solutions, Inc., dated October 10, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.
Date: October 10, 2006	By:	/s/ Christopher L. Howard
Christopher L. Howard
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
99	Press Release of Psychiatric Solutions, Inc., dated October 10, 2006.